                                      Capital-Plus Partners, LLC.

                  A Financial Services Company

                    7620 Olentangy River Road

                                                                                                          Columbus, Ohio PostalCode43235

                                                                                                                   (614) 848-7620/841-3856 Fax

FACTORING AGREEMENT

THIS FACTORING AGREEMENT ("Agreement") made between LBO Capital Corp. a CO Corporation,  having its principal place of business at addressStreet23399 Commerce Dr, Ste B-1, Farmington Hills, MI PostalCode48335 (“Seller”) and Capital-Plus Partners, LLC, an Ohio corporation having its  place of business at the address shown above (“Purchaser”).

I.

PURCHASE OF ACCOUNTS. Seller hereby sells, transfers and assigns to Purchaser, and Purchaser purchases as absolute owner. all Seller's accounts receivable created by or arising from Seller's sales of goods or rendition of services ("Accounts") which are credit approved and accepted by Purchaser as provided in Section 2 of this Agreement. "Accounts" shall include without

I imitation all Accounts arising from sales made or services rendered under any of trade name or style, or by any of division, of Seller. Following such purchase, the rights and obligations of the parties shall be as set forth in this Agreement.

2.

CREDIT APPROVAL AND ACCEPTANCE. Except as otherwise expressly agreed by the parties hereto in writing,

Seller agrees to submit to Purchaser for credit approval and purchase all invoices, without exception, for Seller's goods or services as such invoices are issued, together with such credit information concerning its customers named in said invoices ("customer" or "customers") as Seller may have. Purchaser will promptly review such invoices, make its credit decision with respect thereto (including any limitation on the total factoring exposure Purchaser is willing to accept with respect to Seller) and notify Seller with respect to which Accounts if' any, evidenced by such invoices will be purchased hereunder. Purchaser's purchase of the Account which is the subject of a particular invoice will be evidenced by delivery to Seller (by mail, facsimile or electronic transmission) of a Schedule of Factored Accounts substantially similar to Exhibit A hereto or by such other means that provides a permanent record as hall be convenient to the parties. Without Purchaser's prior written consent, (i) Seller will not change the amount, terms or shipping dates 0 r any in voice once it has been submitted for credit approval and purchase hereunder, nor will Seller grant any other indulgence with respect thereto, and (ii) Seller will not enter into any C.O.D. or pre-paid transactions with its customers whose accounts are being factored or serviced by Purchaser under this Agreement Credit approval with respect to any invoice may be withdrawn by Purchaser at any time in which event Seller shall upon Purchaser's demand pay to Purchaser the unpaid balance of any Advance (as defined below) made with respect thereto together with any interest, commissions 01' other charges then due Purchaser. Purchaser shall have no liability whatsoever to Seller or to any person or firm for not approving, or withholding or withdrawing approval of any credit to any customer.

3. PURCHASE PRICE AND COMMISSIONS, Purchaser shall purchase Accounts for a price equal to the gross amount of the purchased Account as shown in its respective invoice, including postage, freight and other similar charges (the "Purchase Price"). Trade and cash discounts shown on the invoice and any other credits and allowances granted or made in accordance with this i\greell1ent shall, when taken by 01" granted to the customer, be deducted from the unpaid Purchase Price. The Purchase Price for each purchased Account shall be posted to Seller's account with Purchaser and shall be payable to Seller, when the underlying Account is paid in full by the customer, less (i) all commissions, discounts, interest, service charges and other amounts if any, due Purchaser hereunder and (ii) any deductions for discounts or allowances to the customer.

4. .. NOTIFICATION ON INVOICES; PAYMENT TO LOCK B0X. All Seller's invoices evidencing Accounts sold to Purchaser hereunder shall bear a notice in form and substance satisfactory to Purchaser that the Account has been assigned to, is owned by and is payable ill United States dollars to, Purchaser. Such notice shall without exception instruct the customer to direct all its payments to Purchaser's lockbox. All such invoices shall be mailed by Seller to Seller's customers at Seller's expense. Any checks, cash" notes or other instruments or property received by Seller with respect to any Account shall not be negotiated or deposited and shall be held by Seller in trust for Purchaser separate from Seller's own property and funds, and be immediately turned over to Purchaser with proper assignments or endorsements. Seller will give Purchaser copies of all invoices with such confirmation of the transfer of Accounts to Purchaser and such proof of shipment or delivery, 0.1.' performance of services, as Purchaser may require, Purchaser is authorized to regard Seller's printed name or rubber stamp signature on submissions for credit approval and purchase invoices (whether originals or copies, including facsimile copies), as the equivalent of a manual signature by one of Seller's authorized officers or agents. Should Seller for any reason defer shipment of goods which Seller has sold and invoiced to a customer, Seller will: :'0 note 011 the copies of invoices submitted to Purchaser; submit all other relevant details to Purchaser; and comply with any conditions Purchaser deems necessary as a prerequisite to Purchaser's purchasing or servicing such Accounts. Seller may note on invoices not purchased hereunder, but for which Purchaser is providing collection services, that payments are to be made directly to purchaser or Purchaser's lockbox.

5.

REPRESENTATIONS, WARRANTIES AND COVENANTS, To induce Purchaser to enter into this Agreement,

purchase Accounts hereunder and provide the services contemplated hereby, and with full knowledge that the truth and accuracy of' the representations and warranties and Seller's compliance with the covenants and agreements made herein are being relied upon by the Purchaser, Seller represents, warrants, covenants and agrees that:

(a)

The Seller is the sole and absolute owner of both (i) each Account being offered for purchase hereunder, and (ii) the goods and inventory being sold pursuant 10 such Account; Seller has the full legal right and power 10 sell, assign and transfer such Account; and such Accounts and said goods and inventory are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than any such in favor of Purchaser;

(b)

Except as Purchaser is otherwise notified in writing by Seller, at the time an Account is purchased hereunder, the

Con-eel amount of such Account is set forth in the invoice relating to such Account and is not in dispute and Seller's customers have actually accepted the goods or services covered by, and owe and are obligated to pay the full amounts stated in, the invoice relating to such Account according to its terms without dispute, offset, defense or counterclaim and the payment of each Account is not contingent upon the fulfillment of any obligation or contract, past or future, or any other express or implied condition, and any and all obligations relating thereto required of the Seller have been fulfilled as of the date such Account is purchased;

(c)

Each Account purchased is based on an actual and bona fide sale and delivery of goods and/or rendition of services to customers, made by Seller in the ordinary course of its business, is not past due or in default and has not been previously sold, assigned, transferred, or pledged and all documents relating thereto are genuine and in all respects are what they purport to be'

(d)

No agreement has been made with respect to any Account purchased hereunder under which the customer may claim any deduction, discount or set off, except as stated in the invoice evidencing such Account or in a written notice delivered to Purchaser prior to the purchase of such Account;

(e)

All original invoices relating to accounts purchased hereunder bear notice of the assignment thereof to Purchaser as required by Section 4 above;

(I)

Any taxes or fees relating to the Accounts or the goods or services which arc the subject thereof, including sales or excise taxes, are solely for the account of Seller and Seller agrees to pay and has paid such taxes or fees when due;

(g)

None of the Accounts factored with Purchaser hereunder represent sales to any subsidiary, parent or affiliated

CUJ11pany of Seller;

(h)

To Seller's best knowledge, when an Account is purchased the customer is not insolvent as that term is defined in tilt: Federal Bankruptcy Code or in the Uniform Commercial Code;

(i)

No customer will object to the payment for, or the quality or the quantity of, the subject matter of tile Account and is legally obligated to pay the amount referred to above in Section 5(b);

(j)

Seller has the full legal right and power to enter into and perform this Agreement and 10 make the assignments herein contemplated, and Seller will defend the Accounts purchased hereunder against all claims and demands of any person at any time: and

(k)

The Seller's principal place of business and the place where the records concerning all Accounts herein referred to an: kepi is at the address set forth at the beginning of this Agreement and the information supplied by Seller to Purchaser ill connection with entering into this Agreement and all other documents and information supplied by Seller to Purchaser in connection \\ uh this Agreement or at  the request of Purchaser, are true, correct and complete. Seller will promptly advise Purchaser in writing if its principal place of business or record keeping is changed or a new place of business or record keeping is added.

Seller also warrants and represents that it is a duly organized and validly existing entity of the kind set forth above and it is qualified to do business in all states where it is legally required to be so qualified. Seller agrees to maintain such books and records regarding the Accounts as Purchaser may require and agrees that its books and records will reflect the purchase of Accounts hereunder and Purchaser's ownership interest in all such Accounts purchased by Purchaser. Seller agrees (i) that all Seller's books and records shall be made available to Purchaser at Purchaser's request for inspection and copying during ordinary business hours, (ii) to furnish Purchaser with such other information regarding Seller's business affairs and financial condition as Purchaser may request from time to time and (iii) to notify Purchaser promptly of any change in Seller's name, place(s) of business or organizational structure.

6

ADJUSTMENTS. Seller agrees to notify Purchaser promptly of any matters affecting the value, enforceability OJ'

collectability of any Account and of all customer disputes, claims, offsets, defenses, counterclaims, returns or rejections, Seller agrees not to accept any returns OJ rejections or otherwise compromise or settle any such disputes or claims without the prior written consent 01' Purchaser. Upon receiving such consent, Seller shall adjust such disputes and, as appropriate, issue credit memoranda promptly (with duplicates provided to Purchaser) upon accepting returns or granting allowances. in connection therewith. Purchaser shall cooperate in the adjustment or any such customer disputes to which it has consented. Purchaser may at any time charge Seller's a .count for (a) the Purchase Price for each Account with respect to which any customer dispute, offset, defense, deduction or counterclaim is asserted or which is not paid in full for any reason at the Due Date shown on the related Schedule of Factored Accounts, and (b) any Account as to which there is any breach of the representations and warranties or covenants made hereunder by Seller. Such charge shall not in itself constitute a reassignment to Seller of the Account involved. It is further agreed that any deduction taken by or granted to a customer on an Account' shall be immediately charged back to Seller's account. Purchaser shall also be entitled to charge Seller's account with (a) amounts Purchaser receives in payment of Accounts and which thereafter Purchaser is required to turnover or return to any person having a legal right to require such return or turnover, (b) any and all expenses and attorney’s fees incurred by Purchaser in collecting or attempting to collect (i) any Accounts whether or not charged back to Seller or

(i) any Obligation (as that term is defined be low) hereunder, and (c) any expenses incurred by Purchaser as a result of customer checks that are not paid upon presentment for any reason. Further, Purchaser shall be entitled to charge Seller's account a reasonable handling fee for each Account Purchaser places with a collection agency or attorney for collection. Purchaser agrees to use its best efforts to notify Seller of any decision to place an Account for collection and then to allow Seller to repurchase such Account from Purchaser before such placement [or an amount equal to the uncollected account balance plus any unpaid Commissions, discounts interest or service charges and any other amounts due Purchaser hereunder with respect to such Account.

In the event of a breach of any of the representations, warranties covenants, and agreements contained in this Agreement, in addition ( any remedies it may have hereunder or at law, Purchaser shall have the right at any time to set off against any amounts payable to Seller hereunder: (3) the amount of any allowance, credit or return on an Account, or the full amount of any Account for which payment is delayed or refused because of all asserted counterclaim, defense, offset, and (b) any amount due from Seller to Purchaser arising out or in connection with any breach of any of the representations, warranties, covenants, and agreements contained in this Agreement. Unless specifically reassigned to Seller, Purchaser shall remain the absolute owner of each purchased Account and any rejected, returned or recovered personal property which is the subject of such an Account, with the right to take possession thereof at any rime, but if such possession is not taken, Seller agrees to resell such property for Purchaser's account with the proceeds made payable to Purchaser.

7,

ADVANCES TO SELLER; DEBIT BALANCES. As used herein the term "Advances" means any advances the

Purchaser elects to make to Seller hereunder, Purchaser and Seller agree that any and all Advances made hereunder shall be made solely at the discretion of: and in the amounts determined by, Purchaser and Purchaser shall have 110 obligation to make or continue to make Advances hereunder. "Advances" includes advances, if any, made by Purchaser 10 Seller against the amount of the Purchase Price due Seller (which Advance may be calculated as a percentage of such Purchase Price) for a Purchased Account prior to the collection of such Account. The portion of the Purchase Price not advanced is described as the "Contingency Amount" on the Schedule of Factored Accounts. This Contingency Amount may be held and applied by the Purchaser pursuant to the provisions of this Agreement as security for payment and performance of any and all of Seller's Obligations (as defined in Section 8(E) below) hereunder. "Advances" shall also include any advances which Purchaser may elect to make (pursuant to special arrangements) prior to Seller's shipment of the underlying goods or rendering of service (a "Purchase Order Advance"). Any debit balances whatsoever in Seller's account with Purchaser which are not covered by related outstanding, unpaid Contingency Amounts, and any outstanding Purchase Order Advances, shall be payable to Purchaser on demand. Checks and other proceeds of Purchased Accounts, as they are received by Purchaser in payment of any Purchased Accounts, will be posted to Seller's account with Purchaser; Purchaser shall debit:-seller's account periodically with the Discounts and other charges attributable to all Accounts having Advances outstanding during any part of such period computed as set forth in EXHIBIT B hereto. Commissions due Purchaser shall, at Purchaser's election, either be deducted from the cash proceeds of any Advances made to Seller or posted to Seller's account with Purchaser. If there is no credit balance in Seller's account, but there are unpaid Contingency Amounts outstanding whether or not previously y credit-approved by Purchaser for purposes of making an Advance to Seller, Purchaser may make an Advance against such Contingency Amounts for Seller's account and apply the proceeds of such Advance to pay any outstanding debit balances or other amounts then owed Purchaser by Seller.

8.

SECURITY INTEREST. (A) Seller hereby transfers, assigns and grants to Purchaser a lien on and a first priority security interest in and to all Seller's presently owned or hereafter acquired (a) accounts receivable, including without limitation, Accounts, and all forms of obligations owing to Seller, whether or not otherwise assigned or purchased hereunder, (b) contract rights, c) chattel paper. (d) general intangibles, trade secrets, customer lists and similar items (e) instruments and documents (t) inventory, (g) equipment, (h) Software, "software" means a computer program and any supporting information provided in connection with a transaction relating to the program (i) all the rights of an unpaid seller with respect to any personal property that is the subject matter or an Account, including recision, replevin, claim and delivery, reclamation and stopping in transit, and the Seller's rights to any personal property recovered by such means, U) rights to any goods represented by any of the foregoing, including repossessed goods, (k) any and all other personal property of every kind or nature, (1) reserves and credit balances arising hereunder, including any Contingency Amounts and proceeds of Advances not yet paid to Seller, (111) guarantees or collateral for any of the foregoing, (n) insurance policies or rights relating to any of the foregoing, (0) all cash and non-cash proceeds of any of the foregoing, and (p) all documents, instruments, II les, records, disks, tapes or electronic media and software of any kind, and any receptacles, cabinets, furniture or electronic equipment of any kind holding, containing or needed to read and understand the same, relating to the Accounts and other property in which a security interest is granted hereunder (the items listed in Sea) through 5(0) arc hereinafter sometimes referred to as the "collateral"). Except as disclosed to Purchaser in writing, Seller represents and warrants that the collateral is and will continue to be free and clear of any lien, encumbrance or claim except the security interest granted hereby, it is understood and agreed that Purchaser shall have no obligation by virtue of the assignment made and security interest granted in this Section 8 to perform any of Seller's obligations under or relating to the foregoing or with respect to any Account. Seller agrees to comply with all applicable laws and riling requirements in order to perfect, maintain and protect Purchaser's first priority security interest granted hereby and to execute any financing statements or additional documents Purchaser may require to effectuate the foregoing and to carry out this Agreement. Seller agrees not to grant or create a security interest in the collateral for any person other than Purchaser. Purchaser is hereby authorized by Seller to file any financing statements (or amendments OT continuation statements relating thereto) covering the collateral whether or not Seller's signature appears thereon and to sign such financing statements on behalf of Seller if such a signature is required under the Uniform Commercial Code 10 perfect Purchaser's security interest granted hereunder. Purchaser may also file this Agreement (or a copy thereof) in lieu of filing a financing statement.

(B) The lien and security interest granted hereunder, and any lien or security interest that Purchaser may have in any of Seller's other assets or property, shall secure payment and performance of all Seller's now existing and future indebtedness or obligations to Purchaser, whether absolute or contingent and whether arising hereunder or under any other agreement or arrangement between Purchaser and Seller, or by operation of law or otherwise, including without limitation, indebtedness for goods or services purchased by Seller from any concern whose accounts receivable are factored or financed by Purchaser and indebtedness arising under any guaranty made by Seller to Purchaser (herein collectively referred to as the "Obligations"). Any reserves or balances to Seller's credit and any other property or assets of Sellers in the possession of Purchaser may be held by Purchaser as security for any Obligations and may in Purchaser's discretion be applied to payment thereof Purchaser may in its discretion charge any or all of the Obligations then outstanding to Seller's account at any time and from time to time.

9.

RIGHTS OF PURCHASER; EXAMINATIONS.

A. As the owner and assignee of the purchased Accounts, Purchaser shall have the right to bring suit in Seller's name or its own, and shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Account and issue credits in Seller's name or its own. Seller agrees at its expense to cooperate fully with Purchaser in connection with Purchaser's efforts to collect Accounts purchased or being serviced hereunder, including making Seller's employees or agents available to provide testimony and serve as witnesses in any judicial proceedings undertaken by Purchaser for such purpose.

B. Purchaser may endorse or sign Seller's name or its own name on any checks or other instruments with respect to any Account or the goods covered thereby. All returned, reclaimed or repossessed merchandise or goods shall be set aside by Seller, marked with Purchaser's name and held by Seller for Purchaser's account as owner, and Seller shall notify Purchaser promptly of all sue h goods. I f Purchaser so requests, Seller agrees promptly to pay Purchaser the invoice price thereof, or if Purchaser so elects Seller will deliver such merchandise or goods to Purchaser or sell same for the account of Purchaser. Purchaser shall, however, have the right to sell or otherwise dispose of such goods on terms acceptable to it without notice to Seller.

C. Seller agrees to make Seller's employees, records, files and books of account available to Purchaser on request and that Purchaser may visit Seller's premises during normal business hours to examine such records, files and books of account and to make copies of extracts thereof and to conduct such examination as Purchaser deems necessary. In order to cover any costs and expenses Purchaser may incur in connection with performing any such examinations, Purchaser shall be entitled to charge Seller's account a fee each day or part thereof in which the examination is conducted, plus any additional out-of-pocket costs and expenses Purchaser incurs as a result or conducting said exanimation. In the event Seller breaches its agreements in this Section, Purchaser shall have the night in addition to any other remedies hereunder to have a receiver appointed at Seller's expense to lake possession of Seller's books and records.

10...   . INTEREST CHARGES. Except for Advances for which a Discount is separately deducted or charged pursuant to this Agreement, interest shall be charged on all amounts due from Seller to Purchaser hereunder if not paid when due at the rate of 1-1/2% per month or the highest rate permitted by law, if less.

11.

COMMISSIONS, DISCOUNTS and SERVICE CHARGES. For its services hereunder Purchaser shall be entitled to a factoring commission ("Commission") calculated at the rate shown on EXHIBIT B or EXHIBIT B-1 on the Purchase Price of each Account purchased from Seller, plus a factoring discount ("Discount") and service charges ("Service Charges") calculated in the manner for the period and at the rate shown on EXHIBIT B or EXHIBIT B-1 for each Account purchased, or accepted for servicing hereunder, for each month or fraction thereof during which such Account remains unpaid and outstanding. Purchaser's Commission shall be due and charged to Seller's account upon the purchase of the related Account, and the Discount and Service Charge shall be due and charged to Seller's account periodically as provided in EXHIBIT 13 or EXHIBIT B-1.

12.

EXPENSES INCURRED. Purchaser shall be entitled to charge Seller's account with all costs and expenses incurred by

Purchaser in connection with the preparation, execution, administration and enforcement of this Agreement, including without limitation, all reasonable fees and expenses of Purchaser's attorneys, all search fees and the cost of all public record f LiJ1gS. if at any lime or times Purchaser employs counsel: (a) for advice or other representation with respect to this Agreement in connection with Seller's request for any waiver or amendment of the terms of this Agreement, or as a result of the occurrence of a breach by Seller (or reasonable apprehension of such occurrence); (b) to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Purchaser, Seller or any other person) in any way or respect relating to this Agreement or the Accounts assigned or being serviced pursuant to this Agreement; or (c) to enforce any rights or remedies or Purchaser against Seller, then in each case the costs and expenses incurred by Purchaser in connection therewith shall be an Obligation hereunder immediately due and payable by Seller to Purchaser and may be charged by Purchaser to Seller's account.

without I uniting the generality of the foregoing, such expenses, costs, charges and fees may include: attorney's fees, costs and expenses including those incurred in connection with any appeal; accountant's fees, costs and expenses; court costs and expenses; and court reporter fees, costs and expenses,

13.

ENTIRE AGREEMENT; WAIVER. This Agreement, together with its Exhibits and any written Amendments or Riders signed by both parties, shall constitute the entire agreement between Purchaser and Seller with respect to the Accounts and supersedes ~II1Y prior agreements. This Agreement can be changed only by a writing signed by authorized officers of both Purchaser and Seller and shall bind and benefit each of Purchaser and Seller and their respective successors and assigns. Purchaser's failure or delay to exercise any right hereunder shall not constitute a waiver thereof or bar Purchaser from exercising any of Purchaser's rights at any time; 110r shall any course of dealing between Purchaser and Seller be deemed to change or modify this agreement.

14. TERMINATION. Either Seller or Purchaser may terminate this Agreement by giving at least ten (10) day's prior written notice of such termination to the other party. Such termination shall be effective with respect to any Accounts arising after the date thereof. but shall not affect the security interest granted hereunder or Seller's liabilities with respect to any Accounts purchased hereunder or other Obligations then outstanding. This Agreement shall continue in effect uninterrupted unless terminated as herein provided. Unless sooner demanded, all Seller's Obligations shall become due and payable as of the effective date of any termination and, pending a final accounting, Purchaser may withhold any balances in Seller's account, unless supplied with an indemnity satisfactory to Purchaser, to cover all Seller's Obligations, whether absolute or contingent. All Purchaser's rights and security hereunder shall continue after any termination until all Seller's Obligations have been paid and satisfied in full. Purchaser may terminate this agreement immediately upon the occurrence of any of the following: cessation of Seller's business or the calling of a meeting or Seller's creditors' failure by Seller to pay its debts as they become due; the commencement by or against Seller of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; breach by

Seller of any warranty or covenant contained herein; or Seller's failure to pay any of its Obligations when due. Also, in any such event, Purchaser may remove from any premises where same may be located any and all documents, instruments, files and records, and any receptacles or cabinets containing same, relating 10 the Accounts, or Purchaser may use (at Seller's expense) such of Seller's personnel, supplies or space at Seller's place of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon. Also in any such event Purchaser may without advertisement, sell, assign and deliver the ACCOlll11S and any returned, reclaimed or repossessed merchandise, goods or other property, held by Seller or by Purchaser for Purchaser's account, at public or private sale, for cash, 011 credit or otherwise at Purchaser's so1e option and discretion, and Purchaser

11 lay bid or become a purchaser at any such sale, free from any right of redemption which is hereby expressly waived by Seller. (If notice of intended disposition of any said collateral is required by law Seller agrees that five (5) days notice shall constitute reasonable notification.) The net cash proceeds resulting from the exercise of any of the foregoing rights, after deducting all charges, costs and expenses (including attorneys' fees) shall be applied by Purchaser to the payment of Seller's Obligations to Purchaser, whether due or III become due in such order as Purchaser may elect and seller shall remain liable to Purchaser for any deficiencies.

15.

JURY WAVER. To the extent permitted by applicable law, Purchaser and Seller hereby mutually waive any right to a trial by jury in any action or proceeding arising out of this arrangement or any other agreements 01' transactions between Purchaser and Seller.

16..DEFAULTS; REMEDIES.

(a)

Default Defined.

The Seller shall be in default under Ibis Agreement upon the happening of any of the following events or conditions:

(I) Upon a breach of any of Seller's representations warranties and covenants made herein;

(2) If any warranty, representation or statement made or furnished to Purchaser by or on behalf or Seller proves to have been incorrect in any material respect when made or furnished'

(3) Upon the loss, theft, damage, destruction, sale or encumbrance of any of the collateral or the making of any levy, seizure or attachment thereof or thereon, or receipt by Seller of any payment over notice of the assignment of such Account 10 Purchaser without Seller's prompt remittance of such payment to Purchaser;

(4) Upon any default in the payment or performance of any obligation, covenant or liability contained or referred to in this Agreement including without limitation, the Obligations;

(5) if any lien, charge security interest, mortgage, pledge or other encumbrance shall be created on,  extended to or otherwise arise upon or burden the collateral or any part thereof other than the security interests granted to Purchaser herein;

(6) If a receiver, trustee, custodian or liquidator of the Seller or any property or assets of the Seller shall be appointed and shall not be discharged within thirty (30) days thereafter or if the Seller shall consent or acquiesce such appointment; and

(7) If the Seller shall make an assignment for the benefit of its creditors or shall be unable to pay its debts as they become due.

(b)

Remedies upon Default,

Upon the occurrence of a default as defined in subparagraph (a) above, if such default is not cured within ten (10) days after written notice thereof is given by Purchaser to Seller, at Seller's address set forth above, Purchaser may exercise, at its option in addition to any other rights and remedies it may have hereunder, any and all rights with respect to the collateral of a secured creditor under the provisions of Article 9 of the Uniform Commercial Code, including the right to realize upon such of the collateral as Purchaser may determine. Seller agrees to pay all expenses incurred by Purchaser, including attorney's fees, in protecting, maintaining, preserving, enforcing or foreclosing the security interest granted to Purchaser hereunder, whether through judicial proceedings or otherwise, or ill defending or prosecuting any actions or proceedings arising out of or relating to this Agreement or its enforcement. Seller further agrees that Purchaser, at its option, and without any notification shall be entitled and is hereby authorized to collect any obligation due Seller, including specifically but not exclusively, receivables due Seller from the same account debtors \\"110 are obligated on the Accounts purchased pursuant to this Agreement, and other account debtors of Seller, whether or [lot the receivables upon which such account debtors are liable were specifically purchased by Purchaser.

Seller further agrees to immediately execute any and all documents required by Purchaser to collect any such receivables due to Seller and to hold Purchaser harmless from any and all actions, liabilities' losses, expenses, or claims or any kind asserted against Purchaser by virtue of any contact with any account debtor of Seller tor the purpose of collecting any obligation due to Seller.

17. INDEMNIFICATION. Seller hereby agrees to indemnify, hold harmless, and defend Purchaser against any and all liability loss, claim, demand, suit, action, cause of action or administrative proceeding, or other expense, including attorney's fees and expenses, caused, or incurred by Purchaser, by reason of or in connection with, any breach of Seller's representations, warranties and agreements herein contained, or the failure of an account debtor to pay any Account or other aCCOLLl1t receivable or any claims, counterclaims, defenses or offsets of any kind asserted by an account debtor.

11). PA YMENTS TO SELLER; RESERVE ACCOUNT. Upon collection in full by Purchaser of each Account purchased or serviced pursuant hereto, Purchaser shall, subject to the provisions of this Section 18, promptly pay to Seller the amounts due Seller, including the Contingency Amounts set forth in the various Schedules of Factored Accounts relating to any unpaid Accounts, less any Commissions, Discounts, Service Charges, interest or other charges or deductions provided for herein and any withholding or set-off to which Purchaser may be entitled hereunder or otherwise; provided however that if Seller is in default hereunder, Purchaser shall have the right to retain and apply any Contingency Amounts, or proceeds of serviced Accounts, then held by Purchaser to any and all Accounts of Seller purchased by Purchaser, whether or not such Accounts are then in default. In addition, Purchaser expressly reserves the right in its discretion to create a "Reserve Account" by holding and/or offsetting the Contingency Amounts for any Account, when collected, against all other unpaid Accounts or Obligations. Upon the termination of this Agreement, all amounts then herein [the Reserve Account shall first be applied to any unpaid Obligations hereunder and the balance, if any, paid to Seller,

19. ACCOUNT COLLECTION SERVICE. Since certain account debtors require or prefer that all of their accounts payable to Seller be paid to the same address and/or party, and Purchaser may require as a condition to factoring any of Seller's Accounts that it be permitted to service some 01" all of Seller's Accounts which arc not purchased, Seller and Purchaser agree that: Purchaser shall service and collect such non-purchased Accounts as may be agreed upon by the parties, which are referred to herein as "serviced Accounts", The services to be provided by Purchaser with respect to serviced Accounts shall be agreed upon by the parties, but shall generally include payment through Purchaser's lockbox facility. Purchaser agrees  to remit the payments received by it with respect to serviced Accounts, subject to Purchaser's rights as a secured party and to the provisions of Section 18 hereunder, to Seller after deducting the applicable service charge.

20. RECOURSE. The purchase of Accounts hereunder shall be with full recourse. In addition to its other rights hereunder and at law, Purchaser may charge back to Seller or reimburse itself from the Contingency Amounts or Reserve Account, as the case may be. the full amount Purchaser has advanced and any unpaid Commissions, Discounts, Service Charges, interest or fees, and any other unpaid amounts with respect to any purchased Account which remains unpaid ninety (90) days after its invoice date or as to which [the customer files or has filed against it any bankruptcy 01" insolvency case or proceeding).

21. GOVERNING LAW. This Agreement has been made and entered into in the State of Ohio and shall be governed and construed under and in accordance with the laws of the State of Ohio. The undersigned acknowledge that all litigation must be commenced in the State of Ohio, and consent to jurisdiction therein. In the event that any provision of this Agreement is declared 10 be illegal or unenforceable by any statute, judicial decision, federal or state governmental agency, this Agreement shall be deemed 10 be modified to the extent necessary to eliminate the illegal or unenforceable provisions. All other terms and conditions of this Agreement shall remain in full force and effect in the event of such a declaration.

22. POWER OF ATTORNEY. Seller does hereby irrevocably appoint the Purchaser, its successors and assigns, as the true and lawful attorney, for Seller, and in Seller's name and stead, but for Purchaser's benefit, and authorizes Purchaser with or without notice 10 Seller. (a) to sell, assign, transfer, set over, pledge, compromise, or discharge the whole, or any part of an Account' (b) to do all acts and things necessary or proper, in furtherance of any such purpose; (c) to ask for, collect, and receive any amounts which become due upon any accounts receivable subject to this Agreement; (d) to substitute one person, or more, with like powers, hereby ratifying and confirming all that the Purchaser, or its substitute, or substitutes, shall lawfully do by virtue of this sale, assignment and transfer; and (l·) to endorse ill Seller's name any notes, acceptances, checks drafts, money orders and other evidences of payment or collateral that may come into Purchaser's possession.

                                 Accepted by:

LBO Capital Corp. (“Seller”)                                      Capital Plus Partners, Inc

By: Mario Dinello                                                          By: Robert D. Setzer

Its: Chief Operating Officer                                         Its: President

IN WITNESS \WHEREOF, the Seller has executed this Agreement on the 12th day of March, 2009, and the Purchaser has noted its acceptance by its authorized representative.